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                                                              Exhibit 99.(c)(1)

                    [FORM OF LETTERHEAD OF THE UNION CORPORATION]

August 18, 1997



Mr. Timothy G. Beffa
Outsourcing Solutions Inc.
Suite 150
390 South Woodsmill Road
Chesterfield, MO  63017


                              CONFIDENTIALITY AGREEMENT


Dear Mr. Beffa:

              In connection with your consideration and evaluation of a possible business combination with The Union Corporation and its subsidiaries (together, the "Company"), you have requested information concerning the Company which is either non-public, confidential or proprietary in nature. As a condition to your being furnished such information, you agree to treat any information (including all data, reports, interpretations, electronic images, computer software, forecasts and records) concerning the Company which is furnished to you by or on behalf of the Company and analyses, compilations, studies or other documents, whether prepared by you or others, which contain or reflect such information (herein collectively referred to as the "Information") in accordance with the provisions of this letter. Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents, or advisors (including, but not limited to, attorneys, accountants and financial advisors) (such agents and advisors collectively referred to as "representatives"), or (ii) was or becomes available to you from a source other than the Company or their advisors, provided that such source was not known to you to be subject to a confidentiality agreement with the Company, or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such

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Mr. Timothy G. Beffa
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information was not subject to a confidentiality agreement with the Company in respect thereof.

         In consideration of the furnishing of the Information, you agree that the Information will be used solely for the purpose set forth herein and in accordance with the terms of this Confidentiality Agreement, and that such Information will be kept confidential by you and your representatives for three years from the date of this Confidentiality Agreement provided, however, that
(i) any such Information may be disclosed to your directors, officers and employees and representatives who need to know such Information for the purpose set forth herein (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such Information and shall be directed by you to treat such Information confidentially and shall assume the same obligations as you under this agreement), and (ii) any disclosure of such Information may be made to which the Company consents in writing. You shall be responsible for any breach of this agreement by your directors, officers, employees or representatives.

         In addition, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person either the existence of this agreement or the fact that discussions or negotiations are taking place or have taken place or may take place concerning one or more business combinations involving the Company and you, or any of the terms, conditions, or other facts with respect to any such possible business combinations, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, group, partnership, or individual.

         You hereby acknowledge that the Information is being furnished to you in further consideration of your agreement that for a period of two years from the date of this Confidentiality Agreement without the prior written consent of the Company: (1) neither you nor any of your affiliates or related persons (including any person or entity directly or indirectly controlled by or under common control with you) will make any public announcement with respect to or submit any proposal, written or otherwise, to the Company or its directors, shareholders or representatives for a transaction (including, but not limited to, acquiring the Company through merger or otherwise, acquiring a controlling interest in the Company or to otherwise engage in or propose a business combination with the Company, or attempt to exercise control over the Board of Directors of the Company or nominate or solicit proxies for any director other than directors nominated by the Company, unless requested by the Company to do so) between you (or any of your affiliates) and the Company or any of its security holders, nor will you, directly or indirectly, by purchase or otherwise, through your affiliates or otherwise, along or with others, acquire, offer to acquire, or agree to acquire, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company; (ii) you will not solicit for hire or hire any

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Mr. Timothy G. Beffa
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employee of the Company, or cause any individual subject to an independent contractor agreement with the Company to breach or void such independent contractor agreement, provided that you shall not be precluded from such solicitation or hiring if such employee or individual (a) initiated discussions with you without any direct or indirect solicitation from you,
(b) responded to a general solicitation by you or (c) has been terminated by the Company prior to commencement of discussions with you; (iii) you will not take any action which might require the Company or any of its affiliates to make a public announcement regarding the possibility of a merger, consolidation, business combination or other similar transaction; and (iv) you will indemnify any director, officer, employee or representative of the Company and any "controlling person" thereof as such term is defined in the Securities Act of 1933, for any liability, damage, or expense arising under federal and state securities laws from an actual or alleged breach of this agreement by you or your directors, officers, employees, representatives or affiliates.

         Upon the Company's request, you shall promptly return to the company or destroy (with such destruction certified in writing to the Company) the Information (whether prepared by the Company or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever, prepared by you or your advisors based on the information contained in the Information shall be destroyed, and such destruction shall be certified in writing in the Company.

         Although the Company and the Company's affiliates or representatives have endeavored to include in the Information, information known to the Company and the Company's affiliates or representatives which the Company and any of the Company's affiliates or representatives believe to be relevant for the purpose of your evaluation, you understand that the Company and the Company's affiliates and representatives do not make any representation or warranty as to the accuracy or completeness of the Information. You agree that you assume full responsibility for all conclusions you derive from the Information and that neither the Company, nor any of the Company's affiliates or representatives, shall have any liability to you or any of your representatives resulting from the use of the Information supplied by the Company or any of the Company's affiliates or representatives, and that you shall be entitled to rely solely on the representations and warranties made to you by the Company in any definitive agreement regarding a possible business combination.

         In the event you are required by legal or regulatory process to disclose any of the Information or the existence of this agreement, you shall provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this agreement. In the event that a protective order or other remedy is obtained, you shall use all reasonable efforts to assure that all Information disclosed will be covered by such order or other remedy.

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Mr. Timothy G. Beffa
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Whether such protective order or other remedy is obtained or the Company waives compliance with the provisions of this agreement, you will disclose only that portion of the Information which you are legally required to disclose.

         This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof and may not be assigned without the Company's prior written consent. This Confidentiality Agreement supersedes all prior agreements between the parties, oral or written, concerning the disclosure and treatment of the Information.

         It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privilege. Furthermore, you agree that the Company shall be entitled, without limitation of any other remedies to which it may be entitled by law, to injunctive relief, to specific enforcement of this Confidentiality Agreement, and to damages in the event of any violations of this Confidentiality Agreement.

         You also acknowledge that this Confidentiality Agreement is not intended nor shall it be construed to constitute an offer to acquire the Company or any of its securities, under applicable laws, rules or regulations nor does it evidence any decision by the Company to seek a merger, acquisition or business combination involving the Company or any of its subsidiaries with or by any person.

         If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter to the Company whereupon this letter will constitute your agreement with respect to the subject matter thereof.

                             Very truly yours,



                             THE UNION CORPORATION


                             By:  /s/ MELVIN L. COOPER
                                 -------------------------
                                  Melvin L. Cooper
                                  Chairman


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Mr. Timothy G. Beffa
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Accepted and agreed to as of
the date first written above:

OUTSOURCING SOLUTIONS INC.



By:  /s/ TIMOTHY G. BEFFA
    -------------------------------
    Name:  Timothy G. Beffa
    Title: President and Chief
            Executive Officer


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